EXHIBIT 99.27(d)(1)
                                     POLICY

[logo]PHOENIX                 EXECUTIVE OFFICES:       STATUTORY HOME OFFICE:
                              ONE AMERICAN ROW         10 KREY BOULEVARD
                              HARTFORD, CT  06102      EAST GREENBUSH, NY  12144
--------------------------------------------------------------------------------

Dear Policy Owner:

We agree to pay the benefits of this policy in accordance with its provisions. For service or information on this policy, contact the agent who sold the policy, any of Our agency offices, Our Main Administrative Office or Our Customer Service Center at the following address:

Phoenix COLI Customer Service Center
c/o Andesa TPA, Inc.
1605 N. Cedar Crest Boulevard, Suite 502
Allentown, PA 18104-2351

Telephone [(610) 439-5256]

RIGHT TO CANCEL. We want you to be satisfied with the contract you have purchased and we urge you to examine it closely. You have the right to cancel this policy within a limited time after the policy is delivered to You. The policy may be cancelled by returning it to either the agent through whom it was purchased or to Us at the above address before the later of:

   1. 10 days after the policy is delivered to You; or
   2. 10 days after a Notice of Right to Cancel is delivered to You; or
   3. 45 days after Part 1 of the application is signed;

for a refund of the Policy Value less Debt, if any; plus any monthly deductions, Partial Withdrawal Fees and other charges made under the policy. The Policy Value and Debt will be determined as of the nearest Valuation Date coincident with or following the date We receive the returned policy at the above address. Such payment will be made within ten days after We receive notice of cancellation and the returned policy. Notice given by mail and return of the policy by mail are effective on being postmarked, properly addressed and postage prepaid.

Signed for Phoenix Life Insurance Company at its Executive Offices, One American Row, Hartford, Connecticut.

                      PHOENIX LIFE INSURANCE COMPANY



   /s/ John H. Beere                           /s/ Dona D. Young
       Secretary                     President and Chief Executive Officer



            FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT OR DURATION. SEE PART 8 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.

                                NONPARTICIPATING



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                                 SCHEDULE PAGES

The specifications shown below are those in effect initially. They may later be changed for reasons stated in this policy. Coverage will end if premiums paid are not enough to continue coverage.

                               GENERAL INFORMATION
                               -------------------

INSURED:              [John Doe]             POLICY DATE:         [June 1, 2003]
ISSUE AGE:            [35]                   POLICY NUMBER:       [9730010]
SEX:                  [Male]
RISK CLASSIFICATION:  [Nonsmoker]

INITIAL FACE AMOUNT:                [$1,000,000]

LIFE INSURANCE QUALIFICATION TEST:  [Guideline Premium]

DEATH BENEFIT OPTION:          Death Benefit Option [1] or as later changed as
                               provided herein.
    OPTION 3 INTEREST RATE:    [Not Applicable]
    OPTION 3 MAXIMUM INCREASE: [Not Applicable]

BENEFICIARY:  As stated in the application unless later changed.

OWNER:        As stated in the application unless later changed.



                                    PREMIUMS
                                    --------

ISSUE PREMIUM:               [$2,000.00]

SUBSEQUENT PLANNED PREMIUM:  [$2,000.00 - Annual] *


                    |----                                                  ----|
TOTAL PREMIUM LIMIT:| Greater of [$38,790.93] and the result of [$3,462.97]    |
                    | multiplied by the number of policy elapsed years (or | | fraction thereof) ending on [January 1, 2066]. The limit | | may decrease when monthly charges for any rider or any | | other monthly charges cease, and may be exceeded if | | additional premium is needed to prevent policy lapse. |
                    |----                                                  ----|

PREMIUM DUE DATES:  The amount and time of premium payments following the Policy
                    Date are flexible. Subsequent Planned Premiums are payable on the [first day of each January] thereafter until the death of the Insured, but not beyond [January 1, 2067].



* Payment of planned premiums does not guarantee coverage for the lifetime of the contract. Even if all planned premiums are paid, the policy may lapse, due to changes in the investment performance of the funds in the Separate Account, changes in the current expense loads or cost of insurance charges, Policy Loans and Partial Withdrawal activity or changes in the face amount or Death Benefit Option. (See section entitled "Grace Period and Lapse" in Part 4.) These changes may also result in Cash Surrender Values being less than those illustrated and/or the requirement to pay more premiums than those illustrated. Planned premiums are the amounts the owner anticipates paying when the policy is originally issued.



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                                 SCHEDULE PAGES

INSURED: [John Doe]                                     POLICY NUMBER: [9730010]

                             POLICY CHARGES AND FEES
                             -----------------------

CHARGES DISPLAYED IN THIS SCHEDULE ARE THE MAXIMUM CHARGES UNDER THIS POLICY. CURRENT CHARGES MAY BE LOWER THAN THOSE SHOWN. CHARGES WILL BE ADMINISTERED IN A NON-DISCRIMINATORY FASHION.


PREMIUM CHARGES:   Premium charges are deducted from each premium payment.
---------------

PREMIUM EXPENSE
CHARGE:            15% of all premium paid in years 1-7.
                   10% of all premium paid in year 8 and thereafter.

MONTHLY CHARGES:   Monthly Charges are deducted from the Account Value. Monthly
---------------    Charges include the cost of insurance charge, mortality and expense risk charge, administration charge, any flat extra mortality charges, and any rider charges. (See Part 6)

MONTHLY MORTALITY AND
EXPENSE RISK FEE:         0.00075 (Based on an Annual Rate of 0.90%)

MONTHLY ADMINISTRATIVE CHARGE:  $10


SUBACCOUNT FEES:   Subaccount fees are deducted at the subaccount level and are
---------------    reflected directly in the Net Investment Factor calculation.
                   (See Part 6)

DAILY TAX FEE:     [0] or the approximate amount of taxes and reserves for taxes on investment income and realized and unrealized capital gains and any other amount as may be assessed as a result of a change in any tax laws.


OTHER CHARGES:
-------------

PARTIAL WITHDRAWAL FEE:  Lesser of $25.00 or 2% of the Partial Withdrawal amount paid.

TRANSFER CHARGE:   $ 0 for the first two transfers per Policy Year
                   $10 for each subsequent transfer per Policy Year


                                   OTHER RATES
                                   -----------

GUARANTEED MINIMUM INTEREST RATE:      [3%]

GUARANTEED MINIMUM INTEREST RATE
ON LOANED PORTION:                      3%

MAXIMUM LOAN INTEREST RATE:             8%

MAXIMUM LOAN INTEREST SPREAD:           2%





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                                 SCHEDULE PAGES

INSURED: [John Doe]                                     POLICY NUMBER: [9730010]

                                   LIMITATIONS
                                   -----------

MINIMUM FACE AMOUNT:    [$50,000]

MINIMUM LOAN AMOUNT:    $500

MAXIMUM GIA PERCENTAGE: 20%

PARTIAL WITHDRAWALS:    A Partial Withdrawal will not be permitted in an amount:

                        o  less than $500.00;

                        o  which would reduce the Cash Surrender Value to $0.00;
                           or

                        o which would reduce the face amount below the Minimum Face Amount (shown above).




              SUBACCOUNT ALLOCATION SCHEDULE AS OF THE POLICY DATE
              ----------------------------------------------------

SUBACCOUNT                    PREMIUM ALLOCATION (%)          MONTHLY DEDUCTION*
----------                    ----------------------          ------------------
[Money Market]                [ 100% ]                        [ Proportionate]





                                RIDER(S) SELECTED
                                -----------------

[Term Rider:]
[See Rider for Benefit and Charge]

[Variable Policy Exchange Option Rider:]
[See Rider for Benefit and Charge]

[Enhanced Surrender Value Rider:]
[See Rider for Benefit and Charge]

[Alternate Delivery Endorsement:]


* See Part 1 for the definition of Proportionate. Subaccounts marked "None" will be charged with a portion of the monthly deduction only if the Subaccounts marked "Proportionate" are not sufficient to make the full monthly deduction.


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INSURED: [John Doe]                                     POLICY NUMBER: [9730010]

                            TABLE OF CORRIDOR FACTORS

This policy complies with section 7702 of the Internal Revenue Code under the [Guideline Premium/Cash Value Corridor Test], which requires the Death Benefit to be greater than or equal to the product of the Policy Value and the Applicable Percentages from the following table.

    Attained            Applicable           Attained             Applicable
 Age of Insured         Percentage        Age of Insured          Percentage
 --------------         ----------        --------------          ----------

    [18-40                 250%                70                    115%
      41                   243%                71                    113%
      42                   236%                72                    111%
      43                   229%                73                    109%
      44                   222%                74                    107%

      45                   215%                75                    105%
      46                   209%                76                    105%
      47                   203%                77                    105%
      48                   197%                78                    105%
      49                   191%                79                    105%

      50                   185%                80                    105%
      51                   178%                81                    105%
      52                   171%                82                    105%
      53                   164%                83                    105%
      54                   157%                84                    105%

      55                   150%                85                    105%
      56                   146%                86                    105%
      57                   142%                87                    105%
      58                   138%                88                    105%
      59                   134%                89                    105%

      60                   130%                90                    105%
      61                   128%                91                    104%
      62                   126%                92                    103%
      63                   124%                93                    102%
      64                   122%                94                    101%

      65                   120%                95                    100%
      66                   119%                96                    100%
      67                   118%                97                    100%
      68                   117%                98                    100%
      69                   116%                99                    100%
                                              100                    100%]

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                                 SCHEDULE PAGES

INSURED: [John Doe]                                     POLICY NUMBER: [9730010]


               TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                        PER $1,000 OF NET AMOUNT AT RISK
                   RATE CLASS: [ MALE, 35, FULLY UNDERWRITTEN]

[A FLAT EXTRA RISK RATE OF $X PER THOUSAND PER MONTH APPLIES FOR THE FIRST Y POLICY YEARS IN ADDITION TO THE AMOUNTS SHOWN BELOW.]


  Attained      Monthly      Attained      Monthly      Attained      Monthly
    Age          Rate          Age          Rate           Age          Rate
  --------       ----        --------       ----        --------        ----
   [35          .1758          57          1.0408          79          7.5875
    36          .1867          58          1.1325          80          8.2367
    37          .2000          59          1.2308          81          8.9567
    38          .2150          60          1.3400          82          9.7708
    39          .2325          61          1.4617          83         10.6883
    40          .2517          62          1.5992          84         11.6875
    41          .2742          63          1.7550          85         12.7458
    42          .2967          64          1.9283          86         13.8408
    43          .3225          65          2.1183          87         14.9625
    44          .3492          66          2.3208          88         16.1058
    45          .3792          67          2.5367          89         17.2742
    46          .4100          68          2.7658          90         18.4808
    47          .4433          69          3.0142          91         19.7483
    48          .4783          70          3.2925          92         21.1208
    49          .5175          71          3.6083          93         22.6758
    50          .5592          72          3.9708          94         24.6583
    51          .6083          73          4.3867          95         27.4967
    52          .6633          74          4.8492          96         32.0458
    53          .7258          75          5.3492          97         40.0167
    54          .7967          76          5.8775          98         54.8317
    55          .8725          77          6.4267          99         83.3333]
    56          .9550          78          6.9917




Rates are based on the Commissioner's 1980 Standard Ordinary Mortality Table, Aggregate as to Tobacco, Age Nearest Birthday









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INSURED: [John Doe]                                     POLICY NUMBER: [9730010]







                 TABLE OF BASE POLICY FACE AMOUNTS OF INSURANCE
                 ----------------------------------------------

                        EFFECTIVE DATE               FACE AMOUNT
                        --------------               -----------

                       [January 1, 2012               $250,000]




                    TABLE OF RIDER FACE AMOUNTS OF INSURANCE
                    ----------------------------------------

        RIDER           EFFECTIVE DATE               FACE AMOUNT
       -------          --------------               -----------

   [Term Rider          January 1, 2012               $50,000]




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TABLE OF CONTENTS

PART       TITLE                                              PAGE
------------------------------------------------------------------

           SCHEDULE PAGES

           TABLE OF CONTENTS

1.         DEFINITIONS                                           1

2.         ABOUT THE POLICY                                      3

3.         RIGHTS OF OWNER                                       6

4.         PREMIUMS                                              7

5.         THE ACCOUNTS                                          9

6.         POLICY VALUES                                        11

7.         LIFETIME BENEFITS                                    13

8.         INSURANCE COVERAGE PROVISIONS                        16

9.         MISCELLANEOUS PROVISIONS                             19

10.        PAYMENT OPTIONS                                      20

11.        TABLES OF PAYMENT OPTION AMOUNTS                     22


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                               PART 1: DEFINITIONS

ASSIGNS
Any persons to whom You assign an interest in this policy if We have notice of the assignment in accordance with the provisions stated in Part 3.

ATTAINED AGE
The Attained Age of the Insured on any Policy Anniversary and for the entire Policy Year then starting is the Issue Age plus the number of completed Policy Years since the Policy Date.

CASH SURRENDER VALUE
The Cash Surrender Value is the Policy Value on the date of surrender less any Debt.

CUSTOMER SERVICE CENTER
Our Phoenix COLI Customer Service Center (c/o Andesa TPA, Inc.) at 1605 N. Cedar Crest Boulevard, Suite 502, Allentown, PA, 18104-2351.

DEATH BENEFIT OPTION
The type of Death Benefit described in Part 8.

DUE PROOF OF DEATH
A certified death certificate, an order of a court of competent jurisdiction, or any other proof acceptable to Us.

GENDER
The terms "he", "his" and "him" are applicable without regard to sex. Where proper, "she", "hers" or "her" may be substituted.

GUARANTEED INTEREST ACCOUNT (GIA)
The Guaranteed Interest Account is not part of the Separate Account; it is part of Our general account. Additional information on the Guaranteed Interest Account can be found in Part 5.

DEBT
Unpaid Policy Loans with accrued interest.

IN FORCE
The policy has not terminated or otherwise lapsed in accordance with the Grace Period and Lapse Provision in Part 4.

IN WRITING (WRITTEN NOTICE) (WRITTEN REQUEST)
Is a written form signed by You, satisfactory to Us and received at Our Customer Service Center or Our Main Administrative Office.

INSURED
The person upon whose life the policy is issued.

ISSUE AGE
The Issue Age is the age of the Insured on the birthday nearest the Policy Date.

MAIN ADMINISTRATIVE OFFICE
Our COLI Administration Unit at One American Row, Hartford, CT, 06102-5056.

MONTHLY CALCULATION DAY
The first Monthly Calculation Day is the same day as the Policy Date. Subsequent Monthly Calculation Days are the same days of each month thereafter or, if such day does not fall within a given month, the last day of that month will be the Monthly Calculation Day.

NET AMOUNT AT RISK

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The Net Amount At Risk on a Monthly Calculation Day is the death benefit on that
Monthly Calculation Day minus the Policy Value calculated on that Monthly Calculation Day prior to the deduction of the cost of insurance charge. On any other day, it is the death benefit on that day minus the Policy Value on that day.

NET PREMIUM PAYMENT
The Net Premium Payment equals the premium paid less any Premium Charges as shown on the Schedule Pages.

PAYMENT DATE
The Valuation Date on which a premium payment or loan repayment is received at Our VUL unless it is received after the close of the New York Stock Exchange in which case it will be the next Valuation Date.

POLICY ANNIVERSARY
The anniversary of the Policy Date.

POLICY DATE
The Policy Date shown on the Schedule Pages from which Policy Years and Policy Anniversaries are measured.

POLICY MONTH
The period from one Monthly Calculation Day up to, but not including, the next Monthly Calculation Day.

POLICY VALUE
The Policy Value as defined in Part 6.

POLICY YEAR
The first Policy Year is the one-year period from the Policy Date up to, but not including, the first Policy Anniversary. Each succeeding Policy Year is the one-year period from the Policy Anniversary up to, but not including, the next Policy Anniversary.

PROPORTIONATE
Amounts are allocated to or deducted from the Subaccounts on a proportionate basis such that the ratios of this policy's Subaccount values to each other are the same before and after the allocation or deduction.

SEPARATE ACCOUNT
PLIC Variable Universal Life Account. A separate investment account established by the Board of Directors of Phoenix Life Insurance Company.

SUBACCOUNTS
The accounts within our Separate Account to which non-loaned assets under the policy are allocated as described in Part 6.

SUBSEQUENT PLANNED PREMIUM
The premium shown on the Schedule Pages, which is the premium You selected in Your application.

UNIT
A standard of measurement, as described in Part 5, used to determine the share of this policy in the value of each Subaccount of the Separate Account.

VALUATION DATE
Every day the New York Stock Exchange is open for trading.

VALUATION PERIOD
The period in days from the end of one Valuation Date through the next Valuation Date.


WE (OUR, US)
Phoenix Life Insurance Company.

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YOU (YOUR)
The owner of this policy at the time an owner's right is exercised.


                            PART 2: ABOUT THE POLICY

EFFECTIVE DATE OF INSURANCE
This policy will begin In Force on the Policy Date, provided the Issue Premium shown on the Schedule Pages is paid on or before delivery of this policy while the Insured is alive.

THE POLICY AND APPLICATION
This policy, including the Schedule Pages (and any supplements or changes thereto), any riders or endorsements to it, and the application for it (and any supplemental applications) constitute the entire contract between You and Us.

This policy is issued in consideration of the application and the payment of premiums as provided in this policy. We rely on all statements made by or for the Insured in the written application. Each statement made in an application will, in the absence of fraud, be deemed a representation and not a warranty. No statement will be used to void this policy or in defense of a claim under this policy unless:

1.  it is contained in the application or in a supplemental application; and

2. a copy of that application is attached to this policy when issued or made a part of this policy when changes become effective.

Any change in the provisions of the policy, including modifying the policy, waiving any of its conditions, or making an agreement for the Company, to be in effect, must be In Writing and signed by one of Our executive officers and countersigned by one of Our executive officers. This policy is issued by Us at Our Main Administrative Office. Any benefits payable under this policy are payable at Our Main Administrative Office.

NONPARTICIPATING
This policy is nonparticipating and therefore is not eligible for annual dividends. Your policy will not share in our profits or surplus earnings.

REVISED SCHEDULE PAGES
The Schedule Pages issued with the policy show the initial policy data in effect for this policy on the Policy Date. Some of this policy data may change by an action You request or take or by a change You make. Any of these changes will be reflected in Revised Schedule Pages which supplement or restate the Schedule Pages and show the Effective Date of the change. We will send You such Revised Schedule Pages along with a copy of any supplemental application, and they will become part of this policy as of their Effective Date.

MISSTATEMENT OF AGE OR SEX
If the age or sex of the Insured has been misstated, any benefits payable under this policy will be adjusted to reflect the correct age and sex as follows:

      a. For adjustments made prior to the Insured's death, no change will be made to the then current cost of insurance rates, but subsequent cost of insurance rates will be adjusted to such rates that would apply had this policy been issued based on the correct age and sex.

      b. For adjustments made at the time of the Insured's death, the death benefit payable will be adjusted to reflect the amount of coverage that would have been supported by the most recent monthly deduction based on the then current cost of insurance rates for the correct age and sex.

CONTESTABILITY
We rely on statements made by or for the Insureds in the written application and in any supplemental application. These statements are considered to be representations and not warranties. We can contest


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the validity of this policy and any coverage under it for any material misrepresentation of fact. To do so, however, the misrepresentation must be contained in an application, or a supplemental application and the application must be attached to this policy when issued or made a part of this policy when the requested change is made.

We cannot contest the validity of the original face amount of this policy if it has been In Force during the lifetime of the Insured for two years from its Policy Date.

We cannot contest the validity of any increase in face amount requiring evidence of insurability after the policy has been In Force during the Insured's lifetime for two years from the Effective Date of the increase. Any such contest will be based on the supplemental application for the increase.

If We contest the validity of the face amount provided under this policy, the amount We pay with respect to such face amount will be limited to the higher of a return of any paid premium required by Us for the contested face amount, or the sum of any monthly deductions made under this policy for the contested face amount.

We cannot contest the validity of any increase in Death Benefit attributable to a premium payment as described in the Premium Flexibility provision in Part 4 after the policy has been In Force during the lifetime of the Insured for two years from the date of the increase, and only for the amount of the increase in Death Benefit. The amount We pay attributable to such an increase in Death Benefit, in the event of a contest of such increase within such period, will be limited to a return of the monthly deductions assessed for a portion of the Death Benefit equal to the increase in Death Benefit.

INSURABILITY REQUIREMENTS AFTER ISSUE
To make some changes or elections under this policy after it is issued, the Insured must meet Our insurability requirements (medical and/or financial) as follows:

1. evidence of the Insured's insurability must be given that is satisfactory to Us; and

2. under Our underwriting standards, the Insured must be in a Risk Classification that is the same as, equivalent to or better than, the Risk Classification for this policy at issue.

SUICIDE EXCLUSION
If the Insured, whether sane or insane, dies by suicide within two years from the Policy Date, and while the policy is In Force, the amount We pay is limited to the Policy Value plus the sum of any monthly deductions and any other fees and charges made under this policy, less any Debt.

If the Insured, whether sane or insane, dies by suicide within two years from the Effective Date of an increase in face amount requiring evidence of insurability, and while the policy is In Force, the Death Benefit for that increase will be limited to the sum of any monthly deductions made under this policy for the increase in face amount.

TERMINATION
If not previously terminated, this policy will terminate automatically on the earliest of:

1.  the date the Insured dies; or

2. the date the grace period expires without the payment of sufficient premium in accordance with the Grace Period and Lapse Provision in Part 4.


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AVAILABILITY OF FUNDS
Cash payments from this policy for any loans, Partial Withdrawals, or full surrenders and Units transferred between or among Subaccounts will usually be effected on the Valuation Date following the day a satisfactory request is received at Our Customer Service Center or Our Main Administrative Office. We will normally pay death proceeds within seven days after We receive proof of death and any other information We may reasonably require to pay a claim (see
Part 8, Insurance Coverage Provisions)

However, We may, at Our discretion, postpone the payment of any death benefit in excess of the initial face amount, any Policy Loans, Partial Withdrawals, surrenders or transfers:

      a. for up to six months from the date of request for any transactions dependent upon the value of the Guaranteed Interest Account; or

      b. otherwise, to the extent they depend upon the value of any Subaccount of the Separate Account, for any period during which the New York Stock Exchange is closed for trading (except normal holiday closing); or when the Securities and Exchange Commission has determined that a state of emergency exists such that valuation or disposal of securities held by any of the Separate Accounts is not practical.




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                             PART 3: RIGHTS OF OWNER

OWNER
The owner has all the rights under this policy and is named in the application unless later changed and endorsed on this policy.

RIGHTS OF OWNER
While the Insured is living, You may, as the owner, exercise all rights provided by this policy or allowed by Us. Consent of any beneficiary not irrevocably named or any contingent owner is not required. By Written Notice You may:

1.  Transfer ownership to a new owner.

2.  Name or change a contingent owner.

3.  Receive any amounts payable under this policy during the Insured's lifetime.

4.  Change the beneficiary of the Death Benefit. See Part 8.

5.  Change the Subsequent Planned Premium payment amount and frequency. See Part
    4.

6. Change the Subaccount allocation schedule for premium payments and monthly deductions.

7.  Transfer amounts between and among Subaccounts. See Part 7.

8.  Obtain a Partial Withdrawal. See Part 7.

9.  Surrender this policy for its Cash Surrender Value. See Part 7.

10. Obtain Policy Loans. See Part 7.

11. Request changes in the insurance amount. See Part 8.

12. Change the Death Benefit Option. See Part 8.

13. Select a payment option for any Cash Surrender Value that becomes payable. See Part 10.

14. Assign, release or transfer any of Your interest in the policy.

Exercise of any of these rights will, to the extent thereof, assign, release or surrender the interest of the Insured and all other beneficiaries and owners under this policy.

Exercise of rights set forth in items 1, 2, 4 and 14 will be effective as of the date the notice was signed, subject to any action taken by Us before We receive written notice at our Main Administrative Office and record such notice. A transfer of ownership (or absolute assignment) is not the same as a "collateral assignment" as described in the next paragraph, and the new owner is not an "assignee" as these terms are used in this policy.

COLLATERAL ASSIGNMENT
By Written Notice You may assign an interest in this policy as collateral to a collateral assignee. The collateral assignment or a certified copy of it must be filed with Us at Our Customer Service Center. When filed, it will bind Us as of the date of the assignment, subject to any action taken by Us before such filing. We shall not be responsible for the validity of any assignment. The interest of the assignee shall be prior to the interest of any beneficiary not irrevocably named or any contingent owner. A collateral assignee cannot change the beneficiary, owner or contingent owner.

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                                PART 4: PREMIUMS

PAYMENTS
The Issue Premium as shown on the Schedule Pages is due on or before delivery of this policy. The Insured must be alive when the Issue Premium is paid. Thereafter, the amount and payment frequency of planned premiums are as shown on the Schedule Pages unless later changed as described below.

Subject to the limitations stated below, You may pay additional premiums at any time prior to the Policy Anniversary nearest the Insured's age 100 while this policy is In Force. Premium payments should be sent to Us at Our Main Administrative Office.

On Written Request We will send Subsequent Planned Premium notices to You. These notices can be sent annually, semi-annually or quarterly. Premiums may also be paid at other intervals subject to Our consent.

PREMIUM DEDUCTIONS
A Premium Expense Charge will be deducted from any premiums received by Us. The Premium Expense Charge may vary subject to change based on Our expectations of future investment earnings, mortality, persistency and expense/administrative costs, but in no event will it exceed the Maximum Premium Expense Charge shown on the Schedule Pages.

If the Issue Premium is received by Us after the Policy Date, then it will also be reduced by the amount necessary to cover any past unpaid monthly deductions described below. In addition, payments received by Us during a grace period will also be reduced by the amount needed to cover any monthly deductions during the grace period.

NET PREMIUM ALLOCATION TO SUBACCOUNTS OR GUARANTEED INTEREST ACCOUNT
The premiums, net of any Premium Charges, will be applied on the Payment Date to the various Subaccounts or Guaranteed Interest Account based on the premium allocation schedule elected in the application for this policy or as later changed by You. You may change the allocation schedule for premium payments by Written Request. Allocations must be expressed in whole percentages unless We agree otherwise. Allocations to the Guaranteed Interest Account are limited to a Maximum GIA Percentage of each premium payment. The Maximum GIA Percentage is shown on the Schedule Page.

The number of units credited to each Subaccount of the Separate Account will be determined by dividing the net premium applied to that Subaccount by the unit value of that Subaccount on the Payment Date. The number of units credited to each Subaccount is carried to four decimal places.

PREMIUM FLEXIBILITY
Subject to the Total Premium Limit described in the next section and except for the Issue Premium, You may change the amount and frequency of premium payments while this policy is In Force as follows:

1. You may increase or decrease the planned premium amount or payment frequency at any time by Written Notice to Us.

2. Additional premium payments may be made at any time up to the Policy Anniversary nearest the Insured's age 100.

3. Each premium payment made must at least equal $100 or, if during a grace period, the amount needed to prevent lapse of this policy.

Any premium payment that would increase the Death Benefit by more than it would increase the Policy Value, shall be subject to evidence of insurability satisfactory to Us. As regards any such increase, the Contestability and Suicide Exclusion provisions will apply from the date of increase. The application for such increase will be attached to and is made part of the policy.


V614                                    7

TOTAL PREMIUM LIMIT
We will refund any portion of any premium payment which is determined to be in excess of the premium limit established by law to qualify your policy as a contract for life insurance.

The Total Premium Limit is applied to the sum of all premiums received by Us for this policy to date, reduced by the sum of all Partial Withdrawals paid by Us to date. If the Total Premium Limit is exceeded, We will pay You the excess, with interest at an annual rate of not less than 3%, not later than 60 days after the end of the Policy Year in which the limit was exceeded. The Policy Value will be adjusted to reflect such refund. The amount to be taken from the Subaccounts and the non-loaned portion of the Guaranteed Interest Account will be allocated in the same manner as provided for monthly deductions unless You request another allocation in writing. In the event this policy's share in the value of such Subaccounts and the Guaranteed Interest Account is not sufficient the remainder will be taken on a proportionate basis from this policy's share of each of the other Subaccounts and the non-loaned portion of the Guaranteed Interest Account.

The Total Premium Limit may be exceeded if additional premium is needed to prevent lapse under the Grace Period and Lapse provision. The Total Premium Limit may change due to:

1.  a Partial Withdrawal or a decrease in face amount;
2.  addition, cancellation or change of a rider;
3.  a change in federal tax law or regulations; or
4.  a change in Death Benefit Option.

If the Total Premium Limit changes, We will send You Revised Schedule Pages reflecting the change. However, We reserve the right to require that the policy be returned to Us so that We may endorse the change.

GRACE PERIOD AND LAPSE
If on any Monthly Calculation Day the required monthly deduction exceeds the Policy Value less any outstanding Debt, a grace period of 61 days will be allowed for the payment of an additional premium. Such additional premium must be sufficient to increase such value on that Monthly Calculation Day to cover three monthly deductions.

The policy will continue In Force during such grace period. We will mail to You and any Assigns at the post office addresses last known to Us a written notice as to the amount of premium required. If such premium amount is not postmarked as having been mailed to Us by the end of the grace period, the policy will lapse without value, but not before 30 days have elapsed since We mailed Our written notice to You and any Assigns. The date of lapse will be the Monthly Calculation Day on which the deduction was to be made, and any insurance and rider benefits provided under this policy will terminate as of that date.

The Death Benefit payable during the grace period will equal the Death Benefit in effect immediately prior to such period less overdue charges.

Any premiums paid will be used, after assessment of Premium Charges, to pay for any unpaid monthly deductions.


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

                              PART 5: THE ACCOUNTS

Assets under this policy may be allocated either to the Subaccounts of the Separate Account or the Guaranteed Interest Account.

SEPARATE ACCOUNT AND SUBACCOUNTS
Phoenix Life Insurance Company's Variable Universal Life Separate Account (VUL Account) is a Separate Account established by Our company under New York law and is registered as a unit investment trust under the Investment Company Act of 1940. The VUL Account contains various Subaccounts that have different investment objectives.

All income, gains and losses, realized and unrealized, of the VUL Account are credited to or charged against the amounts placed in the VUL Account without reference to other income, gains and losses of Our General Account. The assets of the VUL Account are owned solely by Us and We are not a trustee with respect to such assets. These assets are not chargeable with liabilities arising out of any other business that We may conduct. We reserve the right to use assets of the Separate Account in excess of these reserves and liabilities for any purposes. We reserve the right to no longer make available any Subaccount on 60 days written notice to the policy owner, subject to compliance with applicable law and regulations.

We use the assets of the VUL Account to buy shares of the Fund(s) of this contract according to Your most recent allocation instruction on file with Us. The Fund(s) are registered under the Investment Company Act of 1940 as an open-end, management investment company. The Fund(s) have separate Series that correspond to the Subaccounts of the VUL Account. Assets of each Subaccount are invested in shares of the corresponding Fund Series.

A Portfolio of the Fund might make a material change in its investment policy. If that occurs, You will be notified of the change. In addition, no change will be made in the investment policy of any of the Subaccounts of the Separate Account without approval of the appropriate insurance supervisory official of Our domiciliary state of New York. The approval process is on file with the insurance supervisory official of the state where the policy is delivered.

ADDITIONAL SUBACCOUNTS
We have the right to add Subaccounts of the Separate Account subject to approval by the Securities and Exchange Commission and, where required, other regulatory authority.

SUBSTITUTION OF SUBACCOUNTS
If the shares of the Funds of this contract should no longer be available for investment by the Separate Account or if in Our judgment further investment in such Funds becomes inappropriate for use with this contract, We reserve the right to substitute Units of another Subaccount for Units already purchased or to be purchased in the future by premium payments under this contract. Any such change will be subject to approval by the Securities and Exchange Commission and by the insurance supervisory official of the state where this contract is delivered.

VOTING RIGHTS
Although We are the legal owner of the Fund shares, We will vote the shares at regular and special meetings of the shareholders of the Fund in accordance with instructions received from You and the other owners of the policies. Any shares held by Us will be voted in the same proportion as voted by You and the other owners of the policies. However, We reserve the right to vote the shares of the Fund without direction from You if there is a change in the law which would permit this to be done.

GUARANTEED INTEREST ACCOUNT (GIA)
This policy also contains a Guaranteed Interest Account (GIA) to which premium payments may be allocated. Allocations to the Guaranteed Interest Account are limited to a Maximum GIA Percentage of each premium payment. The Maximum GIA Percentage is shown on the Schedule Page. The Guaranteed Interest Account is not part of the Separate Account. It is accounted for as part of Our General Account. -


V614                                    9

For amounts held under the non-loaned portion of the Guaranteed Interest Account, We will credit interest daily at such rates as We shall determine but in no event will the effective annual rate of interest be less than the minimum interest rate shown on the Schedule Page. At least monthly, We will set the interest rate that will apply to any premium or transferred amounts made to the Guaranteed Interest Account.

For amounts held under the loaned portion of the Guaranteed Interest Account, We will credit interest daily at an effective annual rate equal to the loan interest rate in effect on that date less the loan interest spread in effect on that date, but in no event will the rate be less than the Guaranteed Minimum Interest Rate On Loaned Portion shown on the Schedule Pages.

WE RESERVE THE RIGHT TO ADD OTHER GUARANTEED INTEREST ACCOUNTS SUBJECT TO THE APPROVAL BY THE INSURANCE SUPERVISORY OFFICIAL OF THE STATE WHERE THIS CONTRACT IS DELIVERED.











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

                              PART 6: POLICY VALUES

POLICY VALUE
The Policy Value is the sum of this policy's share in the value of each Subaccount of the Separate Account and the value of this policy's Guaranteed Interest Account.

SHARE OF SEPARATE ACCOUNT SUBACCOUNT VALUES
The share of this policy in the value of each Subaccount of the Separate Account on a Valuation Date is the Unit Value of that Subaccount on that date multiplied by the number of this policy's Units in that Subaccount after all transactions for the Valuation Period ending on that day have been processed. For any day which does not fall on a Valuation Date, the share of this policy in the value of each Subaccount of the Separate Account is determined using the number of Units on that day after all transactions for that day have been processed and the Unit Values on the next Valuation Date.

UNITS
The number of Units credited to each Subaccount of the Separate Account will be determined by dividing the Net Premium Payment applied to that Subaccount by the Unit Value of that Subaccount on the Payment Date.

UNIT VALUE
The Unit Value of each Subaccount of the Separate Account was set by Us on the first Valuation Date of each such Subaccount. The Unit Value of a Subaccount of the Separate Account on any other Valuation Date is determined by multiplying the Unit Value of that Subaccount on the just prior Valuation Date by the Net Investment Factor for that Subaccount for the then current valuation period. The Unit Value of each Subaccount of the Separate Account on a day other than a Valuation Date is the Unit Value on the next Valuation Date. Unit Values are carried to 6 decimal places. The Unit Value of each Subaccount of the Separate Account on a Valuation Date is determined at the end of that day.

NET INVESTMENT FACTOR
The Net Investment Factor for each Subaccount of the Separate Account is determined by the investment performance of the assets held by the Subaccount during the Valuation Period. Each valuation will follow applicable law and accepted procedures.

The Net Investment Factor is equal to item (D) below subtracted from the result of dividing the sum of items (A) and (B) by item (C) as defined below.

    (A) The value of the assets in the Subaccount on the current Valuation Date, including accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current Valuation Period.
    (B) The amount of any dividend (or, if applicable, any capital gain distribution) received by the Subaccount if the "ex-dividend" date for shares of the Fund occurs during the current Valuation Period.
    (C) The value of the assets in the Subaccount as of the just prior Valuation Date, including accrued net investment income and realized and unrealized capital gains and losses, and including the net value of all transactions during the Valuation Period ending on that date.
    (D) The Daily Tax Fee, as shown on the Schedule Pages, multiplied by the number of days in the current Valuation Period.

MONTHLY DEDUCTION
A deduction is made each Policy Month from the Policy Value to pay:

    1.   the cost of insurance provided under this policy;

    2.   the cost of any rider benefits provided;

    3.   the monthly mortality and expense risk charge;

    4.   the administrative charge; and


V614                                    11

    5.   any flat extra mortality charges.

Deductions are made on each Monthly Calculation Day. If the Monthly Calculation Day is not a Valuation Date, the monthly deduction for that Policy Month will be made on the next Valuation Date.

You may request in the application for this policy that monthly deductions not be taken from certain specified Subaccounts or the Guaranteed Interest Account. Such a request may later be changed by notifying Us In Writing, but only with respect to future monthly deductions. Monthly deductions will be taken from this policy's share of the remaining Subaccounts or the non-loaned portion of the Guaranteed Interest Account, on a Proportionate basis. In the event this policy's share in the value of such Subaccounts and the Guaranteed Interest Account is not sufficient to permit the withdrawal of the full monthly deduction, the remainder will be taken on a proportionate basis from this policy's share of each of the other Subaccounts and the non-loaned portion of the Guaranteed Interest Account. The number of units deducted from each Subaccount of the Separate Account will be determined by dividing the portion of the monthly deduction allocated to each such Subaccount by the Unit Value of that Subaccount on the Monthly Calculation Day.

The Monthly Administrative Charge is subject to change based on Our expectations of future investment earnings, mortality, persistency and expense/administrative costs, subject to the Maximum Monthly Administrative Charge stated on the Schedule Pages. We will send you written notice of any change at least 30 days in advance of such change.

The mortality and expense risk charge is determined by multiplying the Monthly Mortality and Expense Risk Fee by this policy's share in the value of each Subaccount. The Monthly Mortality and Expense Risk Fee does not apply to amounts held in the Guaranteed Interest Account. The Monthly Mortality and Expense Risk Fee may vary but in no event will it exceed the maximum Monthly Mortality and Expense Risk Fee shown on the Schedule Page.

Each monthly deduction will pay the cost of insurance from the Monthly Calculation Day on which the deduction is made up to, but not including, the next Monthly Calculation Day. The cost of insurance is equal to the cost of insurance rate for the current policy month divided by 1,000 and then multiplied by the result of:
    1.   the death benefit on the Monthly Calculation Day; minus

    2. the Policy Value on the Monthly Calculation Day after all other charges have been deducted.

The cost of insurance rate for each Policy Month is based on the Insured's Issue Age, risk class, sex and Policy Year. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Cost of Insurance Rates shown on the Schedule Page, or such lower rate as We may declare.

Not more frequently than once per year and no less frequently than once every five years, We will review the monthly cost of insurance rates to determine if these rates should be changed. However, the rates will never exceed the Guaranteed Maximum Insurance Rates shown on the Schedule Pages. Our right to change rates also is subject to the following terms:

1. Any change in rates will be made on a uniform basis for all insureds in the same class and will comply with any procedures and standards that we have filed with the Insurance Department of the state where this policy is delivered. No change in rates will occur due to any change in the Insured's health or occupation.

2. Any change in rates will be determined prospectively. We will not distribute past gains or recoup prior losses, if any, by changing the rates.

3. Any change in rates will be based on a change in Our expectations for such factors as investment earnings, mortality, persistency and expenses.


V614                                    12

                            PART 7: LIFETIME BENEFITS

TRANSFERS
You may transfer all or a portion of the Policy Value among one or more of the Subaccounts and the non-loaned portion of the GIA. Transfers are made by Written Request. You may make up to 12 transfers per Policy Year from the Subaccounts unless the Dollar Cost Averaging (DCA) Program or Asset Rebalancing Program is elected. The Dollar Cost Averaging (DCA) Program and the Asset Rebalancing Program may not be in effect concurrently.

The amount transferred into the non-loaned portion of the GIA in any Policy Year is limited to a Maximum GIA Percentage applied to the policy value held in the Separate Account at the beginning of that Policy Year. The Maximum GIA Percentage is shown on the Schedule Page. Transfers from the non-loaned portion of the GIA may be made only during the first 30 days of each Policy Year and are limited to the greater of:

         o  20% of the value of the non-loaned portion of the GIA; or
         o the sum of the amounts transferred from the GIA during the prior Policy Year; or
         o  $1000.

The maximum transfer charge is as shown on the Schedule Page. Any such charge will be deducted from the Subaccounts or the GIA from which the amounts are to be transferred with each such Subaccount or non-loaned portion of the GIA bearing a pro rata share of the transfer charge. The value of each Subaccount will be determined on the Valuation Date that coincides with the date of transfer.

Under the DCA Program, funds may be transferred automatically among the Subaccounts on a monthly, quarterly, semi-annual or annual basis. Unless We agree otherwise, the minimum initial and subsequent transfer amounts are $25 monthly, $75 quarterly, $150 semi-annually or $300 annually. You must have an initial value of $2,000 in the Subaccount that funds will be transferred from, the "sending Subaccount". Funds may be transferred from only one sending Subaccount but may be allocated to multiple receiving Subaccounts. Transfers to or from the GIA are not permitted under the DCA Program. We do not currently charge for transfers under the DCA Program. However, we reserve the right to apply the transfer charge as shown on the Schedule Page for these transfers in the future.

Under the Asset Rebalancing Program, funds are transferred automatically among the Subaccounts on a monthly, quarterly, semi-annual or annual basis to maintain the allocation percentage elected by Written Request. Transfers to or from the GIA are not permitted under the Asset Rebalancing Program. We do not currently charge for transfers under the Asset Rebalancing Program. However, we reserve the right to apply the transfer charge as shown on the Schedule Page for these transfers in the future.

Transfers made under the DCA Program or Asset Rebalancing Program will be processed on the next Valuation Date following Your request for the month that applies. If the value in the sending Subaccount is below the amount to be transferred, then the entire remaining balance will be transferred and the DCA Program will be completed. You may terminate your participation in the DCA or Asset Rebalancing Programs at any time by sending a Written Request to Us. Upon completion of the DCA or Asset Rebalancing Programs, you must send a Written Request to Us to start another DCA or Asset Rebalancing Program.

POLICY LOANS
While this policy is In Force, a loan may be obtained against this policy in any amount up to the available loan value. To obtain a loan, this policy must be properly assigned to Us as security. We need no other collateral.

The loan value is 90% of the Policy Value. The available loan value is the loan value on the current day less any outstanding Debt. A loan will not be permitted in an amount less than the Minimum Loan Amount shown on the Schedule Pages, unless the amount to be loaned equals the available loan value or if it is used to pay premiums on another policy issued by Us.

The amount of the loan will be added to the loaned portion of the GIA and subtracted from this policy's share of the Subaccounts and the non-loaned portion of the GIA based on the allocation You request at


V614                                   13
the time of the loan. The total reduction will equal the amount added to the loaned portion of the GIA. Unless We agree otherwise, allocations to each Subaccount and the GIA must be expressed in whole percentages. If no allocation request is made, the amount subtracted from the share of each Subaccount and the GIA will be determined in the same manner as provided for monthly deductions.

If on any Monthly Calculation Day the Debt exceeds the Policy Value this policy will lapse according to the terms of the Grace Period and Lapse provision.

A loan will have a permanent effect on any Death Benefit and Cash Surrender Value of this policy. We recommend consultation with a tax advisor before taking a loan.

LOAN INTEREST
Loans will bear interest at such a rate or rates as established by Us for any period during which loans are outstanding. On each Policy Anniversary, We will set the rate that will apply during the next Policy Year. Such rate will be effective at the beginning of that year and will apply to both new and any outstanding loans under this policy. The Maximum Loan Interest Rate We can set is shown on the Schedule Pages. Interest less than the maximum guaranteed rate may be charged.

DEBT
Debt means all loans existing on this policy plus accrued interest. When this policy terminates, We will add to any existing Debt interest accrued from the prior Policy Anniversary to the termination date.

REPAYMENT
The whole or any part of a loan may be repaid at any time while this policy is in effect. Such repayment, in excess of any outstanding accrued loan interest, will be applied to reduce the loaned portion of the GIA and will be transferred to the non-loaned portion of the GIA to the extent that loaned amounts taken from such account have not previously been repaid. Otherwise, such balance will be transferred among the Subaccounts You request upon repayment. Allocations to the non-loaned portion of the GIA are limited to a Maximum GIA Percentage of each repayment. The Maximum GIA Percentage is shown on the Schedule Page. If no allocation request is made, We will use Your most recent premium allocation schedule on file with Us. Any Debt repayment received by Us during a grace period as described in Part 4 will be reduced to cover any overdue monthly deductions and only the balance applied to reduce the Debt. Such balance will also be applied as described to reduce the loaned portion of the GIA.

While there is any outstanding Debt against this policy, any payments received by Us for this policy will be applied directly to reduce the Debt unless specified as a premium payment. Until the Debt is fully repaid, additional Debt repayments may be made at any time while this policy is In Force.

Failure to repay a policy loan or to pay loan interest will not terminate this policy except as otherwise provided under the Grace Period and Lapse provision in Part 4 when the policy does not have sufficient remaining value to pay the monthly deductions, in which event, that provision will apply.

CASH SURRENDER VALUE
The Cash Surrender Value is the Policy Value as defined in Part 6 less any outstanding Debt.

FULL SURRENDER
You may fully surrender this policy for its Cash Surrender Value by returning this policy to Us along with a Written Request and written release and surrender of all claims under this policy signed by You and any Assigns. You may do this at any time during the lifetime of the Insured while this policy is In Force. The written surrender must be in a form satisfactory to Us and must include such tax withholding information as We may reasonably require. The surrender will be effective on the later of the dates on which We receive the returned policy and the written surrender request. Upon full surrender, all insurance and any rider benefits provided under this policy will terminate. You may direct that We apply the surrender proceeds under any of the Payment Options available under this policy.



PARTIAL WITHDRAWAL


V614                                   14

You may obtain a Partial Withdrawal of this policy by requesting that a part of this policy's Cash Surrender Value be paid to You. You may do this at any time during the lifetime of the Insured while this policy is In Force with a Written Request signed by You and any Assigns. We reserve the right to require that this policy first be returned to Us before payment is made. A Partial Withdrawal will be effective on the date We receive the Written Request or, if required, the date We receive this policy if later. You may direct that We apply the surrender proceeds under any of the Payment Options available under this policy.

We reserve the right to charge a Partial Withdrawal Fee. The Maximum Partial Withdrawal Fee is shown on the Schedule Pages.

The Policy Value will be reduced by the amount withdrawn and any Partial Withdrawal Fee. The reduction in Policy Value will be applied as a reduction in this policy's share in the value of each Subaccount and the non-loaned portion of the GIA based on the allocation You request at the time of the Partial Withdrawal. If no allocation request is made, the assessment to each Subaccount and the non-loaned portion of the GIA will be made in the same manner as provided for monthly deductions. However, amounts withdrawn from the non-loaned portion of the GIA may not exceed the amount of the total withdrawal multiplied by the ratio of Your policy's value in the non-loaned portion of the GIA to Your Cash Surrender Value immediately before the Partial Withdrawal.

We will also reduce the face amount by the amount necessary to prevent an increase in the Net Amount At Risk. Decreases in face amount will be processed against increases in face amount on a Last-In-First-Out basis. We will send You Revised Schedule Pages reflecting the change.

A Partial Withdrawal will not be permitted which would reduce the face amount below the Minimum Face Amount on the Schedule Page. A Partial Withdrawal will be denied if the resultant Cash Surrender Value would be less than or equal to zero. We reserve the right not to allow Partial Withdrawals if the amount of the Partial Withdrawal is less than $500. We further reserve the right to require that the entire balance of a Subaccount or the GIA be surrendered and withdrawn if the share of this policy in the value of that Subaccount or the GIA would, immediately after a Partial Withdrawal, be less than $500.

Any benefits provided are not less than required by law of the state where this policy is delivered.




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

                      PART 8: INSURANCE COVERAGE PROVISIONS

While the policy is In Force, You have the right to elect one of the three Death Benefit Options as described below. The Death Benefit Option shall be as elected in the original application unless later changed as provided below. If no option is elected, Death Benefit Option 1 shall apply.

DEATH BENEFIT OPTION 1
Under this option, during all Policy Years until the Policy Anniversary which is nearest the Insured's 100th birthday, the Death Benefit is equal to the greater of (a) or (b) as defined below:

      a. the policy's face amount on the date of death; or

      b. the Minimum Death Benefit on the date of death as described below.

DEATH BENEFIT OPTION 2
Under this option, during all Policy Years until the Policy Anniversary which is nearest the Insured's 100th birthday, the Death Benefit is equal to the greater of (a) or (b) as defined below:

      a. the policy's face amount on the date of death plus the greater of zero and the Policy Value; or

      b. the Minimum Death Benefit on the date of the death as described below.

DEATH BENEFIT OPTION 3
Under this option, during all Policy Years until the Policy Anniversary which is nearest the Insured's 100th birthday, the Death Benefit is equal to the greater of (a) or (b) as defined below:

      a. the policy's face amount on the date of death plus the lesser of:
         (i)   the Option 3 Maximum Increase amount shown on the Schedule Pages;
               or
         (ii) the amount of all premium payments and interest accrued at the Option 3 Interest Rate shown on the Schedule Pages, accumulated up to the date of death, less any Partial Withdrawals and applicable interest accrued at the Option 3 Interest Rate shown on the Schedule Pages; or

      b. the Minimum Death Benefit on the date of death as described below.

MINIMUM DEATH BENEFIT
The Minimum Death Benefit is the Policy Value on the date of death of the Insured, multiplied by the applicable percentage from the Table of Corridor Factors shown on the Schedule Pages.

DEATH BENEFIT FOLLOWING INSURED'S AGE 100
On and after the Policy Anniversary which is nearest the Insured's 100th birthday, the Death Benefit will equal the Policy Value. There will be no Monthly Deductions after Attained Age 100 of the Insured. The Policy Loans provision and Partial Withdrawal provision are still in effect. No premiums may be paid after the Policy Anniversary which is nearest the Insured's 100th birthday.

UNDER FEDERAL TAX LAW, THIS POLICY MAY NOT QUALIFY AS LIFE INSURANCE AFTER THE INSURED'S ATTAINED AGE 100. IT MAY BE SUBJECT TO ADVERSE TAX CONSEQUENCES AND A TAX ADVISOR SHOULD BE CONSULTED BEFORE THE POLICY OWNER CHOOSES TO CONTINUE THE POLICY AFTER THE INSURED'S ATTAINED AGE 100.

HOW TO CHANGE THE DEATH BENEFIT OPTION
While this policy is In Force, You may request In Writing that the Death Benefit Option be changed from Option 1 to Option 2, or from Option 2 to Option 1, or from Option 3 to Option 1. You may not make a change to Option 3. No evidence of insurability is required. If the request is to change from Option 1 to Option 2, the face amount will be decreased by the Policy Value. If the request is to change from Option 2 to Option 1, the face amount will be increased by the Policy Value. If the request is to change from Option 3 to Option 1, the face amount will be increased by an amount as determined in (a) under Death Benefit Option 3 above as of the Effective Date of the change. Any such change will be in effect on the Monthly Calculation Day coincident with or next following the day We approve the request. The face amount


V614                                   16
remaining after the change must at least equal the Minimum Face Amount shown on the policy Schedule Pages. We will send You Revised Schedule Pages reflecting the change.

REQUEST FOR AN INCREASE IN FACE AMOUNT
Anytime that this policy is In Force, You may request an increase in its face amount. Unless We agree otherwise, the minimum of such face amount increase is $25,000, and the increase will be effective on the first Policy Anniversary on or following the date that We approve the request. Such date will be shown as the Effective Date for such increase on the Revised Schedule Pages We send You reflecting the change. We reserve the right to limit increases in face amount. All requests to increase the face amount must be applied for on a supplemental application and will be subject to evidence of the Insured's insurability satisfactory to Us. The Insured must be alive on the Effective Date. The increase will not take effect unless the Cash Surrender Value on the Effective Date at least equals the monthly deduction for the total combined face amount. We will send You Revised Schedule Pages reflecting the change. We reserve the right to further require that the policy be returned to Us so that We may incorporate the change.

RIGHT TO CANCEL FACE AMOUNT INCREASES
You have the right to cancel any increase in the face amount provided by Us under this policy pursuant to Your request, within a limited time as stated below. The increase in face amount may be cancelled by returning the policy to Us at Our Main Administrative Office.

To cancel, You must return the policy, including the Revised Schedule Pages, before the latest of:

    1. 10 days after the new Revised Schedule Pages showing such increase in the face amount are delivered to You; or
    2.   10 days after a Notice of Right to Cancel is delivered to You; or
    3. 45 days after Part 1 of the supplementary application for such increased face amount is signed.

Upon any such cancellation, We will refund the sum of any monthly deductions and any other fees and charges made under this policy for the increase in face amount.

REQUEST FOR A DECREASE IN FACE AMOUNT
Requests for a decrease in face amount may only be made after the 15th Policy Year. Unless We agree otherwise, the decrease requested must at least equal $25,000 and the face amount remaining after the decrease must at least equal the Minimum Face Amount shown on the Schedule Pages. Decreases in face amount will be processed against increases in face amount on a Last-In-First-Out basis. All requests to decrease the face amount must be In Writing and will be effective on the first Monthly Calculation Day following the date We approve the request. Such date will be shown as the Effective Date for such decrease on the Revised Schedule Pages We send You reflecting the change. We reserve the right to require that this policy first be returned to Us before the decrease is made. We will send You Revised Schedule Pages reflecting the change.

DEATH PROCEEDS
Upon receipt of Due Proof of Death at Our Statutory Home Office in East Greenbush, NY, that the Insured has died while this policy is In Force, We will pay the death proceeds of this policy. The death proceeds on the date of death equal:

1.  the Death Benefit in effect; PLUS

2. any premiums received by Us after the Monthly Calculation Day just prior to the date of death which have not been applied to the policy; MINUS

3. any Partial Withdrawals made after the date of death and prior to receipt of Due Proof of the Insured's death; MINUS

4.  any Debt then existing; MINUS

5. any monthly deductions not already made up to and including the Policy Month of death.

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

INTEREST ON DEATH PROCEEDS
We will pay interest on any death proceeds from the date of death to the date of payment. The amount of interest will be the same as would be paid were the death proceeds left for that period of time to earn interest under Payment Option 2. However in no case will the amount of interest be less than the minimum required by the state where the policy was delivered.

THE BENEFICIARY
Unless You provide otherwise, any death proceeds that become payable under this policy will be paid in equal shares to the beneficiaries living at the Insured's death. Payments will be made successively in the following order:

1.  primary beneficiaries;

2. contingent beneficiaries, if any, provided no primary beneficiary is living at the Insured's death;

3. You or Your executor or administrator, provided no primary or contingent beneficiary is living at the Insured's death.

Unless otherwise stated, the relationship of a beneficiary is the relationship to the Insured.

HOW TO CHANGE THE BENEFICIARY
You may change the beneficiary under this policy by Written Request signed by You and filed with Us at Our Customer Service Center. When We receive it, the change will relate back and take effect as of the date it was signed. However, the change will be subject to any payments made or actions taken by Us before We received the notice at Our Customer Service Center.

The designation of a person or entity as an "irrevocable beneficiary" shall, unless otherwise stated, mean that the designation of such person or entity as beneficiary may not be changed without the consent of such beneficiary. An "irrevocable beneficiary" shall have no other rights under this contract other than the beneficial designation itself.



V614                                   18

                        PART 9: MISCELLANEOUS PROVISIONS

ANNUAL REPORT
We will annually send You a report showing for this policy:

1. the then current Policy Value, Cash Surrender Value, Death Benefit and face amount;

2. the premiums paid, and deductions and Partial Withdrawals made since the last report;

3.  any outstanding Debt, new loans and loan repayments made during the year;

4.  an accounting of the change in Policy Value since the last report; and

5. such additional information as required by the Superintendent of Insurance or the supervisory official of the state in which the policy was delivered.

You have the right to request a report at any other time. We reserve the right to charge a reasonable fee for the report.

PROJECTION OF BENEFITS AND VALUES
We will provide You, on Written Request and payment of Our service fee then in effect, a projection of illustrative future benefits and values under Your policy. We may limit the number of such projections in any Policy Year.

NOTICES BY US
Whenever We are required to give notice to You, it shall be deemed given if We mail it to You and, unless otherwise specified, to the Assigns of record, if any, in a postage-paid envelope mailed by first class mail to the last known address of record at Our Customer Service Center.

DEFERMENT OF CERTAIN PAYMENTS
If payment is deferred 31 days or more on any such payment, interest will be paid on the amount deferred at the interest rate currently payable on the interest-only settlement option described in Part 10, from the date the request is received to the date of payment.

CLAIMS OF CREDITORS
The proceeds and any income payments under this policy shall not be subject to the claims of creditors and shall be exempt from legal process, levy or attachment to the extent allowed by law.

CORRECTIONS
We reserve the right to correct any clerical errors in this policy, or in Our administration of the policy.

FEDERAL INCOME TAX
Please consult your tax advisor for information concerning the tax consequences of a decrease in face amount, a Partial Withdrawal or a Policy Loan.

We will make changes to this policy as necessary to preserve compliance with Internal Revenue Code Section 7702, the "Definition of Life Insurance."



V614                                   19

                            PART 10: PAYMENT OPTIONS

WHO MAY ELECT PAYMENT OPTIONS
The surrender or death proceeds of this policy will be paid in one sum unless otherwise provided. As an alternative to payment in one sum as provided under Option 1, the proceeds may be applied under one or more of the payment options available under the policy.

Our consent is required for the election of an income payment option by a fiduciary or any entity other than a natural person. Our consent is also required for elections by any Assigns or an owner other than the Insured if the owner has been changed.

Except for Option 7 which is not available for death proceeds, You may elect any payment option for payment of the death proceeds. You may also designate or change one or more beneficiaries who will be the payee or payees under that Option. You may only do this during the lifetime of the Insured. If no election is in effect when the Death Benefit becomes payable, the beneficiary may elect any payment option other than Option 7. The payment options are also available to the payee of any Cash Surrender Value that becomes payable under this policy.

Unless We agree otherwise, all payments under any Option chosen will be made to the designated payee or to his or her executor or administrator. We may require proof of age of any payee or payees on whose life payments depend as well as proof of the continued survival of any such payee(s).

HOW TO ELECT A PAYMENT OPTION
The election of an income payment option must be In Writing. You can elect that the payments be made on an annual, semi-annual, quarterly, or monthly basis provided that each installment will at least equal $25. We also require that at least $1,000 be applied under any option chosen.

WHAT PAYMENT OPTIONS ARE AVAILABLE
This section provides a brief description of the various payment options that are available. In Part 11 You will find tables illustrating the guaranteed installment amount provided by several of the options described in this section. The amounts shown for Option 4, Option 5 and Option 7 are the minimum monthly payments for each $1,000 applied. The actual payments will be based on the monthly payment rates We are using when the first payment is due. They will not be less than shown in the tables.

      OPTION 1 - PAYMENT IN ONE SUM

      OPTION 2 - LEFT TO EARN INTEREST
                 We pay interest on the amount left with Us under this Option as a principal sum. We guarantee that at least one of the versions of this Option will provide interest at a rate of at least 1.5% per year.

      OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD
                 Equal income installments are paid for a specified period of years whether the payee lives or dies. The first payment will be on the date of settlement. The Option 3 Table shows the guaranteed amount of each installment for monthly and annual payment frequencies. The table assumes an interest rate of 1.5% per year on the unpaid balance. The actual interest rate is guaranteed not to be less than this minimum rate.

      OPTION 4 - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN
                 Equal installments are paid until the later of:

                 1.  the death of the payee;

                 2.  the end of the period certain.

                 The first payment will be on the date of settlement. The period certain must be chosen at the time this Option is elected.

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

                 The periods certain that may be chosen are as follows:

                 1.  ten years;

                 2.  twenty years;

                 3. until the installments paid refund the amount applied under this Option. If the payee is not living when the final payment falls due, that payment will be limited to the amount which needs to be added to the payments already made to equal the amount applied under this Option.

                 If, for the age of the payee, a period certain is chosen that is shorter than another period certain paying the same installment amount, We will deem the longer period certain as having been elected. The life annuity provided under this Option is calculated using an interest rate of 1.5%.

      OPTION 5 - LIFE ANNUITY
                 Equal installments are paid only during the lifetime of the payee. The first payment will be on the date of settlement. Any life annuity as may be provided under this Option is calculated using an interest rate of 1.5%.

      OPTION 6 - PAYMENTS OF A SPECIFIED AMOUNT
                 Equal installments of a specified amount, out of the principal sum and interest on that sum, are paid until the principal sum remaining is less than the amount of the installment. When that happens, the principal sum remaining with accrued interest will be paid as a final payment. The first payment will be on the date of settlement. The payments will include interest on the principal sum remaining at a rate guaranteed to at least equal 1.5% per year. This interest will be credited at the end of each year. If the amount of interest credited at the end of a year exceeds the income payments made in the last 12 months, that excess will be paid in one sum on the date credited.

      OPTION 7 - JOINT SURVIVORSHIP ANNUITY WITH A 10-YEAR PERIOD CERTAIN
                 This payment option is not available for death proceeds. This Option is only available if the policy is surrendered within 6 months of the Policy Anniversary nearest the Insured's 55th, 60th, or 65th birthday. The first payment will be on the date of settlement. Equal income installments are paid until the latest of:

                 1. the end of the 10-year period certain;
                 2. the death of the Insured;
                 3. the death of the other named annuitant.

                 The other annuitant must be named at the time this Option is elected and cannot later be changed. That annuitant must have an adjusted age as defined in Part 11 of at least 40.

                 Any joint survivorship annuity as may be provided under this Option is calculated using an interest rate of 1.5%.

OTHER PAYMENT OPTIONS
We may offer other payment options or alternative versions of the options listed in the above section.

ADDITIONAL INTEREST
In addition to:

1. the interest of 1.5% per year guaranteed on the principal sum remaining with Us under Option 2 or 6; and

2. the interest of 1.5% per year included in the installments payable under Option 3;

We will pay or credit at the end of each year such additional interest as We may declare.

V614                                   21

                    PART 11: TABLES OF PAYMENT OPTION AMOUNTS

The installment amounts shown in the tables that follow are shown for each $1,000 applied. Amounts for payment frequencies, periods or ages not shown will be furnished upon request.

ADJUSTED AGE
The term "age" as used in the tables refers to the adjusted age. Under Options 4 and 5, the adjusted age is defined as follows:

a) for Cash Surrender Values, the age of the payee on the payee's nearest birthday to the Policy Anniversary nearest the date of surrender;

b) for Death Benefits, the age of the payee on the payee's birthday nearest the effective date of the payment option elected.

Under Option 7, the adjusted age is the age on the nearest birthday to the Policy Anniversary nearest the date of surrender. The table for Option 7 only shows the amounts for annuitants of the opposite sex. Rates for annuitants of the same sex will be furnished upon request.

BASIS OF CALCULATION
The rates that follow are based on the 1983a Individual Annuity Table projected to 2040 with Projection Scale G and with a 1.5% interest rate.

                   OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD

           ---------------------------------------------------------
                                     ANNUAL             MONTHLY
              NUMBER OF YEARS      INSTALLMENT        INSTALLMENT
           -------------------- ----------------- ------------------
                     5               $206.00            $17.28
           -------------------- ----------------- ------------------
                     6                172.93             14.51
           -------------------- ----------------- ------------------
                     7                149.32             12.53
           -------------------- ----------------- ------------------
                     8                131.61             11.04
           -------------------- ----------------- ------------------
                     9                117.84              9.89
           -------------------- ----------------- ------------------
                    10                106.83              8.96
           -------------------- ----------------- ------------------
                    11                 97.83              8.21
           -------------------- ----------------- ------------------
                    12                 90.33              7.58
           -------------------- ----------------- ------------------
                    13                 83.98              7.05
           -------------------- ----------------- ------------------
                    14                 78.55              6.59
           -------------------- ----------------- ------------------
                    15                 73.84              6.20
           -------------------- ----------------- ------------------
                    16                 69.72              5.85
           -------------------- ----------------- ------------------
                    17                 66.09              5.55
           -------------------- ----------------- ------------------
                    18                 62.86              5.27
           -------------------- ----------------- ------------------
                    19                 59.98              5.03
           -------------------- ----------------- ------------------
                    20                 57.38              4.81
           -------------------- ----------------- ------------------
                    25                 47.55              3.99
           -------------------- ----------------- ------------------
                    30                 41.02              3.44
           ---------------------------------------------------------



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


             *OPTION 4 - LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN

    ----------------------------------------------------------------------------
              INSTALLMENT REFUND     10 YEARS CERTAIN       20 YEARS CERTAIN
             -------------------- ---------------------- -----------------------
       AGE     MALE      FEMALE      MALE      FEMALE       MALE       FEMALE
    -------- -------- ----------- ---------- ---------- ----------- ------------
       40     $2.40      $2.27      $2.47       $2.31      $2.46      $2.30
    -------- -------- ----------- ---------- ---------- ----------- ------------
       45      2.56       2.41       2.66        2.47       2.65       2.46
    -------- -------- ----------- ---------- ---------- ----------- ------------
       50      2.75       2.59       2.90        2.67       2.87       2.65
    -------- -------- ----------- ---------- ---------- ----------- ------------
       55      2.98       2.79       3.20        2.91       3.14       2.89
    -------- -------- ----------- ---------- ---------- ----------- ------------
       60      3.26       3.05       3.59        3.23       3.45       3.17
    -------- -------- ----------- ---------- ---------- ----------- ------------
       65      3.60       3.36       4.08        3.64       3.80       3.52
    -------- -------- ----------- ---------- ---------- ----------- ------------
       70      4.02       3.75       4.71        4.17       4.16       3.91
    -------- -------- ----------- ---------- ---------- ----------- ------------
       75      4.56       4.25       5.47        4.89       4.47       4.30
    -------- -------- ----------- ---------- ---------- ----------- ------------
       80      5.25       4.91       6.38        5.80       4.70       4.62
    -------- -------- ----------- ---------- ---------- ----------- ------------
       85      6.19       5.82       7.36        6.88       4.80       4.79
    -------- -------- ----------- ---------- ---------- ----------- ------------
       90      7.58       7.14       8.29        8.01       4.81       4.81
    ----------------------------------------------------------------------------



                            *OPTION 5 - LIFE ANNUITY

                         -------------------------------
                             AGE      MALE      FEMALE
                         --------- ---------- ----------
                             40      $2.47      $2.31
                         --------- ---------- ----------
                             45       2.67       2.47
                         --------- ---------- ----------
                             50       2.91       2.67
                         --------- ---------- ----------
                             55       3.22       2.92
                         --------- ---------- ----------
                             60       3.62       3.24
                         --------- ---------- ----------
                             65       4.15       3.66
                         --------- ---------- ----------
                             70       4.87       4.23
                         --------- ---------- ----------
                             75       5.84       5.04
                         --------- ---------- ----------
                             80       7.20       6.21
                         --------- ---------- ----------
                             85       9.16       7.94
                         --------- ---------- ----------
                             90      12.18      10.69
                         -------------------------------



       *OPTION 7 - JOINT SURVIVORSHIP ANNUITY WITH 10-YEAR PERIOD CERTAIN


-------------------------------------------------------------------------------------------------------
 FEMALE                                         MALE AGE
         ------- ------- --------- ---------- -------- -------- ------- ------- ------- ------- -------
  AGE      40      45       50        55        60       65       70     75      80       85      90
-------- ------- ------- --------- ---------- -------- -------- ------- ------- ------- ------- -------
  40      $2.19   $2.23    $2.26     $2.28     $2.29    $2.30    $2.30   $2.31  $2.31    $2.31   $2.31
-------- ------- ------- --------- ---------- -------- -------- ------- ------- ------- ------- -------
  45       2.26    2.32     2.37      2.41      2.43     2.45     2.46    2.46   2.47     2.47    2.47
-------- ------- ------- --------- ---------- -------- -------- ------- ------- ------- ------- -------
  50       2.32    2.41     2.49      2.55      2.59     2.62     2.64    2.65   2.66     2.66    2.67
-------- ------- ------- --------- ---------- -------- -------- ------- ------- ------- ------- -------
  55       2.37    2.48     2.60      2.69      2.77     2.83     2.86    2.89   2.90     2.91    2.91
-------- ------- ------- --------- ---------- -------- -------- ------- ------- ------- ------- -------
  60       2.40    2.54     2.69      2.83      2.96     3.06     3.13    3.17   3.20     3.22    3.22
-------- ------- ------- --------- ---------- -------- -------- ------- ------- ------- ------- -------
  65       2.43    2.59     2.76      2.95      3.13     3.29     3.42    3.52   3.58     3.61    3.63
-------- ------- ------- --------- ---------- -------- -------- ------- ------- ------- ------- -------
  70       2.44    2.62     2.82      3.04      3.28     3.53     3.74    3.92   4.04     4.12    4.16
-------- ------- ------- --------- ---------- -------- -------- ------- ------- ------- ------- -------
  75       2.46    2.64     2.86      3.11      3.41     3.73     4.06    4.35   4.59     4.75    4.85
-------- ------- ------- --------- ---------- -------- -------- ------- ------- ------- ------- -------
  80       2.46    2.65     2.88      3.16      3.49     3.88     4.32    4.77   5.18     5.50    5.70
-------- ------- ------- --------- ---------- -------- -------- ------- ------- ------- ------- -------
  85       2.47   2.66     2.89       3.18      3.54     3.99     4.52    5.11   5.72     6.27    6.67
-------- ------- ------- --------- ---------- -------- -------- ------- ------- ------- ------- -------
  90       2.47   2.66     2.90       3.20      3.57     4.05     4.64    5.34   6.13     6.93    7.60
-------------------------------------------------------------------------------------------------------


                *Minimum monthly income for each $1,000 applied.



V614                                   23

                                 [logo] PHOENIX


            FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT OR DURATION. SEE PART 8 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.

                                                     NONPARTICIPATING





V614